PRICESMART ANNOUNCES FISCAL 2023 FOURTH QUARTER OPERATING RESULTS
NET MERCHANDISE SALES GREW 10.0%
COMPARABLE NET MERCHANDISE SALES INCREASED 8.8%
$0.49 EARNINGS PER DILUTED SHARE
$0.65 ADJUSTED EARNINGS PER DILUTED SHARE, NET OF $0.30 TAX SETTLEMENT CHARGE
San Diego, CA (October 30, 2023) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 52 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal fourth quarter of 2023.

Fourth Quarter Financial Results
Total revenues for the fourth quarter of fiscal year 2023 increased 9.5% to $1.12 billion compared to $1.02 billion in the comparable period of the prior year. For the fourth quarter of fiscal year 2023, net merchandise sales increased 10.0% to $1.09 billion from $989.9 million in the fourth quarter of fiscal year 2022. Net merchandise sales - constant currency increased 6.4% over the comparable prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $36.2 million, or 3.6%, versus the same period in the prior year.
The Company had 51 warehouse clubs in operation as of August 31, 2023 compared to 50 warehouse clubs in operation as of August 31, 2022.
Comparable net merchandise sales for the 50 warehouse clubs that have been open for greater than 13 ½ calendar months increased 8.8% for the 13-week period ended September 3, 2023 compared to the comparable 13-week period of the prior year. Comparable net merchandise sales - constant currency for the 13 weeks ended September 3, 2023 increased 5.2%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 3.6% versus the same period in the prior year.
The Company recorded operating income during the fiscal fourth quarter of $32.1 million compared to operating income of $39.0 million in the prior year period. The decrease is primarily due to a $9.2 million charge to settle minimum tax litigation in one of our markets and a $5.7 million asset impairment charge and related closure costs.
Net income attributable to PriceSmart decreased to $15.4 million, or $0.49 per diluted share, in the fourth quarter of fiscal year 2023 compared to $23.3 million, or $0.75 per diluted share, in the fourth quarter of fiscal year 2022, primarily due to a $0.30 per diluted share negative impact related to the settlement of minimum tax litigation and an $0.18 per diluted share negative impact for an asset impairment charge and related closure costs.
Adjusted net income attributable to PriceSmart for the fourth quarter of fiscal year 2023 was $20.4 million, or an adjusted $0.65 per diluted share, inclusive of a negative impact of $0.30 per diluted share for costs related to the reserve for the minimum tax settlement, compared to adjusted net income of $23.3 million, or an adjusted $0.75 per diluted share, in the comparable prior year period.
Adjusted EBITDA for the fourth quarter of fiscal year 2023 was $57.2 million, inclusive of the $9.2 million minimum tax settlement, compared to $56.6 million in the same period last year.
Year-to-Date Financial Results
Total revenues for the twelve months ended August 31, 2023 increased 8.5% to $4.41 billion compared to $4.07 billion in the prior year. For fiscal year 2023, net merchandise sales increased 9.0% to $4.30 billion from $3.94 billion in the comparable prior year period. Net merchandise sales - constant currency increased 8.3% over the comparable prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $27.6 million, or 0.7%, versus the same period in the prior year.

Comparable net merchandise sales for the 50 warehouse clubs that have been open for greater than 13 ½ calendar months increased 7.1% for the 52-week period ended September 3, 2023 compared to the comparable 52-week period of the prior year. Comparable net merchandise sales - constant currency for the 52 weeks ended September 3, 2023 increased 6.3%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 0.8% versus the same period in the prior year.
The Company recorded operating income during fiscal year 2023 of $184.5 million compared to operating income of $167.1 million in the prior year period, which includes a $9.2 million charge to settle minimum tax litigation in one of our markets and a $5.7 million asset impairment charge and related closure costs.
Net income attributable to PriceSmart increased 4.5% to $109.2 million, or $3.50 per diluted share, in fiscal year 2023 compared to $104.5 million, or $3.38 per diluted share, in fiscal year 2022. This increase includes a $0.30 per diluted share negative impact related to the settlement of minimum tax litigation and an $0.18 per diluted share negative impact for an asset impairment charge and related closure costs.
Adjusted net income attributable to PriceSmart for fiscal year 2023 was $126.5 million, or an adjusted $4.06 per diluted share, inclusive of a negative impact of $0.30 per diluted share for costs related to the reserve for the minimum tax settlement, compared to adjusted net income of $103.1 million, or an adjusted $3.33 per diluted share, in the comparable prior year period.
Adjusted EBITDA for fiscal year 2023 was $275.7 million, inclusive of the $9.2 million minimum tax settlement, compared to $234.9 million in the same period last year.
Minimum Tax Case and Asset Impairment and Closure Costs
As referenced above, during the fourth quarter of fiscal year 2023, we recorded a $7.2 million charge to settle a minimum tax payment dispute in one of the countries in which we operate. The country is one of the two countries where we operate that imposes a minimum tax based on a percentage of sales rather than income. Of the $7.2 million charge, $1.0 million is a reserve we recorded against an income tax receivable for one of the tax years for which we sought a refund and the remaining $6.2 million is an accrual for the unpaid years of the dispute in which we made tax payments using the original computation based on taxable income. As part of the settlement, going forward we will pay the higher of the minimum tax or the amount based on taxable income at the statutory rate. As a result, we have accrued an additional $2.0 million of minimum tax for fiscal year 2023. Additionally, in the fourth quarter of fiscal year 2023, we recorded $5.7 million of asset impairment and closure costs primarily related to the write down of the assets of our Trinidad sustainable packaging plant to their estimated fair value upon our decision to seek to sell the plant.
Stock Buyback Program Update
PriceSmart has successfully completed the $75 million share repurchase program that we announced in July. We purchased a total of approximately 1,007,000 shares of our common stock under the program. The repurchases were made on the open market pursuant to a trading plan established pursuant to Rule 10(b)5-1 under the Securities Exchange Act of 1934, as amended, which permits common stock to be repurchased at a time that we might otherwise be precluded from doing so under insider trading laws or self-imposed trading restrictions. We do not expect to continue repurchases or adopt a new repurchase plan at this time. However, the Board of Directors could choose to commence another program in the future at its discretion after its review of the Company’s financial performance and anticipated capital requirements.
Note Regarding Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
The foregoing discussion of the Company’s operating results includes references to adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net merchandise sales - constant currency, which are non-GAAP financial measures. We believe these supplemental measures are useful to investors and analysts because they exclude items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Conference Call Information
PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Tuesday, October 31, 2023, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free (888) 259-6580 or (416) 764-8624 for international callers and asking to join the PriceSmart earnings call. A digital replay will be available shortly following the conclusion of the call through November 7, 2023 by dialing (877) 674-7070 for domestic callers or (416) 764-8692 for international callers and entering replay passcode 496180#.
About PriceSmart
PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 52 warehouse clubs in 12 countries and one U.S. territory (ten in Colombia; eight in Costa Rica; seven in Panama; five in the Dominican Republic and Guatemala, four in Trinidad; three in Honduras and El Salvador, two in Nicaragua and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open a warehouse club in Escuintla, Guatemala on November 30, 2023 and a warehouse club in Santa Ana, El Salvador in early 2024. Once these two new clubs are open, the Company will operate 54 warehouse clubs.
This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "anticipated," "scheduled," "intend," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member or business information, cost increases from product and service providers, interruption of supply chains, novel coronavirus (COVID-19) related factors and challenges, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.
For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended		Twelve Months Ended
	August 31, 2023	August 31, 2022	August 31, 2023	August 31, 2022
Revenues:
Net merchandise sales	$1,088,981	$989,867	$4,300,706	$3,944,817
Export sales	8,054	12,613	31,741	45,217
Membership income	17,242	15,585	66,048	60,887
Other revenue and income	3,916	3,305	13,347	15,172
Total revenues	1,118,193	1,021,370	4,411,842	4,066,093
Operating expenses:
Cost of goods sold:
Net merchandise sales	919,211	836,424	3,622,354	3,340,062
Export sales	7,624	11,987	30,157	43,074
Non-merchandise	—	—	—	1,809
Selling, general and administrative:
Warehouse club and other operations	110,578	96,891	417,272	378,161
General and administrative	34,509	36,654	134,783	133,185
Reserve for AMT settlement	7,179	—	7,179	—
Separation costs associated with Chief Executive Officer departure	—	—	7,747	—
Pre-opening expenses	848	65	1,432	1,471
Asset impairment and closure costs	5,658	—	5,658	—
Loss on disposal of assets	449	384	744	1,265
Total operating expenses	1,086,056	982,405	4,227,326	3,899,027
Operating income	32,137	38,965	184,516	167,066
Other expense:
Interest income	3,611	661	9,871	2,201
Interest expense	(2,710)	(2,787)	(11,020)	(9,611)
Other expense, net	(2,361)	(1,402)	(14,156)	(3,235)
Total other expense	(1,460)	(3,528)	(15,305)	(10,645)
Income before provision for income taxes and loss of unconsolidated affiliates	30,677	35,437	169,211	156,421
Provision for income taxes	(15,304)	(12,129)	(59,951)	(51,858)
Income (loss) of unconsolidated affiliates	8	(4)	(55)	(10)
Net income	15,381	23,304	109,205	104,553
Less: net income attributable to noncontrolling interest	—	—	—	(19)
Net income attributable to PriceSmart, Inc.	$15,381	$23,304	$109,205	$104,534
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.49	$0.75	$3.51	$3.38
Diluted	$0.49	$0.75	$3.50	$3.38
Shares used in per share computations:
Basic	30,796	30,620	30,763	30,591
Diluted	30,832	30,638	30,786	30,600

PRICESMART, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	August 31
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	239,984	237,710
Short-term restricted cash	2,865	3,013
Short-term investments	91,081	11,160
Receivables, net of allowance for doubtful accounts of $67 as of August 31, 2023 and $103 as of August 31, 2022, respectively	17,904	13,391
Merchandise inventories	471,407	464,411
Prepaid expenses and other current assets (includes $0 and $2,761 as of August 31, 2023 and August 31, 2022, respectively, for the fair value of derivative instruments)	53,866	43,894
Total current assets	877,107	773,579
Long-term restricted cash	9,353	10,650
Property and equipment, net	850,328	757,241
Operating lease right-of-use assets, net	114,201	111,810
Goodwill	43,110	43,303
Deferred tax assets	32,039	28,355
Other non-current assets (includes $7,817 and $11,884 as of August 31, 2023 and August 31, 2022, respectively, for the fair value of derivative instruments)	68,991	72,928
Investment in unconsolidated affiliates	10,479	10,534
Total Assets	$2,005,608	$1,808,400
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	8,679	10,608
Accounts payable	453,229	408,407
Accrued salaries and benefits	45,441	44,097
Deferred income	32,613	29,228
Income taxes payable	9,428	7,243
Other accrued expenses and other current liabilities (includes $1,913 and $82 as of August 31, 2023 and August 31, 2022, respectively, for the fair value of derivative instruments)	57,273	38,667
Operating lease liabilities, current portion	7,621	7,491
Long-term debt, current portion	20,193	33,715
Total current liabilities	634,477	579,456
Deferred tax liability	1,936	2,165
Long-term income taxes payable, net of current portion	5,045	5,215
Long-term operating lease liabilities	122,195	118,496
Long-term debt, net of current portion	119,487	103,556
Other long-term liabilities (includes $3,321 and $0 for the fair value of derivative instruments and $12,105 and $8,440 for post-employment plans as of August 31, 2023 and August 31, 2022, respectively)	15,425	8,439
Total Liabilities	898,565	817,327
Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,934,900 and 31,697,590 shares issued and 30,976,941 and 30,904,826 shares outstanding (net of treasury shares) as of August 31, 2023 and August 31, 2022, respectively	3	3
Additional paid-in capital	497,434	481,406
Accumulated other comprehensive loss	(163,992)	(195,586)
Retained earnings	817,559	736,894
Less: treasury stock at cost, 957,959 shares as of August 31, 2023 and 792,764 shares as of August 31, 2022	(43,961)	(31,644)
Total Stockholders' Equity	1,107,043	991,073
Total Liabilities and Equity	$2,005,608	$1,808,400

Reconciliation of Non-GAAP Financial Measures
The following tables calculate the Company’s adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net merchandise sales - constant currency, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures are customary for our industry and commonly used by competitors. These non-GAAP financial measures should not be reviewed in isolation or considered as an alternative to any other performance measure derived in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
The adjusted net income and adjusted net income per diluted share metrics are important measures used by management to compare the performance of core operating results between periods. We define adjusted net income as net income, as reported, adjusted for: separation costs associated with the departure of our former Chief Executive Officer, gain on the sale of our Aeropost subsidiary, the write off of approximately $2.0 million of credits with Aeropost we determined we were unlikely to be able to use, the write off certain Aeropost receivables in connection with the settlement of indemnification claims by the buyer of the Aeropost business, the write-off of certain VAT receivables following unfavorable court rulings, asset impairment on our assets held for sale and closure costs, the gain on the acquisition of a building, and the tax impact of the foregoing adjustments on net income. We define adjusted net income per diluted share as adjusted net income divided by the weighted-average diluted shares outstanding.
We believe adjusted net income and adjusted net income per diluted share are useful metrics to investors and analysts because they present more accurate year-over-year comparisons for our net income and net income per diluted share by excluding items are not the result of our normal operations.
The following table shows the Company’s reconciliation of net income to adjusted net income and adjusted net income per diluted share for the periods indicated:

	Three Months Ended		Years Ended
	August 31, 2023	August 31, 2022	August 31, 2023	August 31, 2022
Net income attributable to PriceSmart as reported	$15,381	$23,304	$109,205	$104,534
Adjustments:
Separation costs associated with Chief Executive Officer departure (1)	—	—	7,747	—
Gain on sale of Aeropost subsidiary (2)	—	—	—	(2,736)
Aeropost-related write-offs (3)	—	—	2,786	—
VAT receivable write-off (4)	—	—	2,309	—
Asset impairment and closure costs (5)	5,658	—	5,658	—
Gain on acquisition of building (6)	(948)	—	(948)	—
Tax impact of adjustments to net income (7)	266	—	(284)	1,280
Adjusted net income attributable to PriceSmart	$20,357	$23,304	$126,473	$103,078

Net income attributable to PriceSmart per diluted share	$0.49	$0.75	$3.50	$3.38
Separation costs associated with Chief Executive Officer departure	—	—	0.23	—
Gain on sale of Aeropost subsidiary	—	—	—	(0.05)
Aeropost-related write-offs	—	—	0.09	—
VAT receivable write-off	—	—	0.08	—
Asset impairment and closure costs	0.18	—	0.18	—
Gain on acquisition of building	(0.02)	—	(0.02)	—
Adjusted net income attributable to PriceSmart per diluted share	$0.65	$0.75	$4.06	$3.33
(1)    Reflects $7.7 million of separation costs associated with the departure of our former Chief Executive Officer in February 2023.
(2)    Reflects a gain of $2.7 million associated with the sale of our Aeropost subsidiary in October 2021.

(3)    Reflects $2.1 million of Aeropost related write-offs in the first quarter of fiscal year 2023 and $660,000 of a receivable written-off in connection with the settlement in the third quarter of fiscal year 2023 of a claim for indemnification from the buyer of the Aeropost business.
(4)    Reflects $2.3 million of VAT receivables related to prior periods deemed not recoverable and written-off in the third quarter of fiscal year 2023 following unfavorable court rulings.
(5)    Reflects $5.7 million of impairment charges primarily related to the write down of assets in connection with our decision in the fourth quarter of fiscal year 2023 to seek to sell our Trinidad sustainable packaging plant.
(6)    Reflects a $950,000 gain related to a building we acquired upon the early termination of a lease in which we were the lessor of the land on which the building was constructed by and abandoned by one of our tenants.
(7)    Reflects the tax effect of the above-mentioned adjustments.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including interest income; other income (expense), net; separation costs associated with Chief Executive Officer departure; asset impairment and closure costs; Aeropost write-offs; the write-off of certain VAT receivables following unfavorable court rulings. The following is a reconciliation of our Net income to Adjusted EBITDA for the periods presented:

	Three Months Ended		Years Ended
	August 31, 2023	August 31, 2022	August 31, 2023	August 31, 2022
Net income attributable to PriceSmart as reported	$15,381	$23,304	$109,205	$104,534
Adjustments:
Interest expense	2,710	2,787	11,020	9,611
Provision for income taxes	15,304	12,129	59,951	51,858
Depreciation and amortization	19,434	17,610	72,698	67,868
Interest income	(3,611)	(661)	(9,871)	(2,201)
Other expense, net (1)	2,361	1,402	14,156	3,235
Separation costs associated with Chief Executive Officer departure (2)	—	—	7,747	—
Aeropost-related write-offs (3)	—	—	2,786	—
VAT receivable write-off (4)	—	—	2,309	—
Asset impairment and closure costs (5)	5,658	—	5,658	—
Adjusted EBITDA	$57,237	$56,571	$275,659	$234,905
(1)    Primarily consists of foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars). This line item includes a gain of $950,000 associated with the acquisition of a building upon a lease termination in the fourth quarter of fiscal year 2023 and a gain of $2.7 million associated with the sale of our Aeropost subsidiary in October 2021.
(2)    Reflects $7.7 million of separation costs associated with the departure of our former Chief Executive Officer in February 2023.
(3)    Reflects $2.1 million of Aeropost related write-offs in the first quarter of fiscal year 2023 and $660,000 of a receivable written-off in connection with the settlement in the third quarter of fiscal year 2023 of a claim for indemnification from the buyer of the Aeropost business.
(4)    Reflects $2.3 million of VAT receivables related to prior periods deemed not recoverable and written-off in the third quarter of fiscal year 2023 following unfavorable court rulings.
(5)    Reflects $5.7 million of impairment primarily related to the write down of assets in connection with our decision in the fourth quarter of fiscal year 2023 to seek to sell our Trinidad sustainable packaging plant.
Net Merchandise Sales - Constant Currency
As a multinational enterprise, we are exposed to changes in foreign currency exchange rates. The translation of the operations of our foreign-based entities from their local currencies into U.S. dollars is sensitive to changes in foreign currency exchange rates and can have a significant impact on our reported financial results. We believe that constant currency is a useful measure, indicating the actual growth of our operations. When we use the term "net merchandise sales - constant currency", it means that we have translated current year net merchandise sales at prior year monthly average exchanges rates. Net merchandise sales - constant currency results exclude the effects of foreign currency translation. Impact of foreign currency is the effect of currency fluctuations on our net merchandise sales.

Net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	August 31, 2023
	Three Months Ended		Twelve Months Ended
	Net merchandise sales	% Growth	Net merchandise sales	% Growth
Net merchandise sales	$1,088,981	10.0%	$4,300,706	9.0%
Favorable impact of foreign currency exchange	36,208	3.6%	27,628	0.7%
Net merchandise sales on a constant-currency basis	$1,052,773	6.4%	$4,273,078	8.3%